UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. __)

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NEW FRONTIER MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

Longkloof Limited

Mile End Limited

Hosken Consolidated Investments Limited

Sabido Investments (Pty) Ltd.

Marcel Golding

Eric Doctorow

Mahomed Khalik Ismail Sherrif

Willem Deon Nel

Barbara Wall

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On June 11, 2012, Longkloof Limited issued the following press release:

LONGKLOOF LIMITED FILES LAWSUIT AGAINST NEW FRONTIER MEDIA

Claims Board BREACHED ITS FIDUCIARY DUTIES BY using frivolous litigation and wasting more shareholder money to further entrench themselves and protect unreasonable director fees

ST. HELIER, Jersey, Channel Islands, June 11, 2012/PRNewswire/ — Longkloof Limited today announced that it has counterclaimed against New Frontier Media, Inc. (NASDAQ: NOOF) and its Board of Directors claiming that the Board has breached its fiduciary duties in denying Longkloof’s nomination of a slate of four directors and in stonewalling Longkloof’s previously announced all-cash, fully financed offer to acquire the Company. The counterclaims allege, among other things, that the Board is seeking to entrench itself and to continue to pay themselves extravagant directors’ fees. To preserve their annuity, the Board is resisting any offer to acquire the Company even on generous terms. The effort to deny shareholders the opportunity to vote for a competing slate—that would more open-mindedly consider all acquisition proposals – is simply a continuation of the Board’s efforts to entrench themselves in office.

On May 23, 2012, Longkloof sent the New Frontier Board a letter offering to acquire all common shares of the company not owned by it for $1.75 per share. At that time, the offer represented a premium of over 60% to the stock’s average closing price from the start of this year until February 15, 2012, the date on which Longkloof first contacted the Board expressing its interest in an acquisition. Shareholders should appreciate that since Longkloof’s public involvement on March 9th through the day New Frontier Media filed its lawsuit on May 31st– New Frontier shares had appreciated over 50%. Since the Board’s lawsuit to deny Longkloof’s nominees the right to stand for election – New Frontier’s shares have tumbled almost 10%.

Rather than give shareholders the opportunity to vote on any of the value enhancing alternatives that Longkloof has put before them, the Board frivolously sued Longkloof. They apparently decided that an expensive ‘scorched earth’ litigation strategy, using shareholder money and reducing the value of the Company, to protect their jobs was their best defense to our full and fair offer and our slate of four highly qualified nominees for election to the Board at the 2012 annual meeting of shareholders.

Given the history of this Board’s behavior and the outrageous fees they pay themselves, we are obviously very disappointed, but not surprised by their baseless lawsuit.

# # #

Additional Information Concerning Participants

Longkloof, together with the other Participants (as defined below), intends to make a preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2012 Annual Meeting of Stockholders of New Frontier Media, Inc.

LONGKLOOF STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE INTENDED SOLICITATION OF PROXIES BY LONGKLOOF AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The Participants in the proxy solicitation are anticipated to be Longkloof, Mile End Limited (“Mile End”), Hosken Consolidated Investments Limited, Sabido Investments (Pty) Ltd., Marcel Golding, Eric Doctorow, Mahomed Khalik Ismail Sherrif, Willem Deon Nel and Barbara Wall (each, a “Participant” and collectively, the “Participants”). Information about the Participants will be set forth in the proxy statement filed by Longkloof with the SEC. As of the date hereof, Longkloof and Mile End may be deemed to beneficially own 2,578,831 shares of common stock of New Frontier Media, representing approximately 15.9% of the outstanding shares of common stock, as follows: (i) 2,175,100 shares are owned directly by Longkloof, and (ii) 403,731 shares are owned directly by Mile End. Marcel Golding is affiliated with Mile End and also serves as Executive Chairman of HCI, the indirect 100% owner of Longkloof. Consequently, Longkloof may be deemed to be a beneficial owner of the 403,731 shares of common stock held by Mile End. Similarly, Mile End may be deemed to be a beneficial owner of the 2,175,100 shares of common stock held by Longkloof. However, the foregoing should not be construed in and of itself as an admission by Longkloof as to beneficial ownership of the shares of common stock held by Mile End, nor should the foregoing be construed in and of itself as an admission by Mile End as to beneficial ownership of the shares of common stock held by Longkloof. As of the date hereof, none of HCI, Sabido, Marcel Golding, Eric Doctorow, Mahomed Khalik Ismail Sherrif, Willem Deon Nel and Barbara Wall directly own any securities of New Frontier Media. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of common stock of New Frontier Media beneficially owned in the aggregate by the other participants. Each of the Participants disclaims beneficial ownership of the shares he/she/it does not directly own.